Exhibit 10.1

November 25, 2019

Brian Griffin
[***]

Dear Mr. Griffin:

As you are aware, Diplomat Pharmacy, Inc. (the “Company”) is in negotiations with UnitedHealth Group Incorporated and its affiliates (“UHG”) for UHG to acquire the Company (the “Potential Transaction”). While the specific terms of the Potential Transaction are still being negotiated and nothing is final, we foresee the Potential Transaction closing in early 2020.

The Diplomat Pharmacy, Inc. Executive Severance Plan (the “Executive Severance Plan”) provides certain “Severance Benefits” in the event of a “Qualifying Termination,” which is defined as a termination of a participant’s employment by the Company without “Cause” or a participant’s resignation for “Good Reason,” or a “CIC Qualifying Termination” which is a Qualifying Termination that occurs within twelve (12) months following the consummation of a “Change in Control.” Separately, the Company has granted certain equity awards to you, including options, time-based restricted stock units and performance-based restricted stock units. The terms of the letter agreement dated April 23, 2018 between you and the Company (the “Letter Agreement”) contained a provision providing for accelerated vesting at the “Top Performance Target of 400%” in the event of certain qualifying terminations of your employment (referred to herein as the “400% Vesting Provision”).

As a result of ongoing negotiations with UHG and at the request of UHG, the Company is asking for your consent to the following amendments to the Executive Severance Plan (as a participant in the Executive Severance Plan), your Participation and Restrictive Covenant Agreement for the Executive Severance Plan and the Letter Agreement with respect to the 400% Vesting Provision, in each case, (A) subject to and effective as of the closing of the Potential Transaction and (B) notwithstanding any provision in the Executive Severance Plan or the Letter Agreement that may restrict amendment of the Executive Severance Plan or the Letter Agreement:

1.	The definition of “Monthly CIC Severance Amount” in the Executive Severance Plan will be revised to read as follows:

“Monthly CIC Severance Amount” shall mean Participant’s Monthly Base Salary.

2.	The definition of “Monthly Severance Amount” (as defined in your Participation and Restrictive Covenant Agreement) will be revised to read as follows:

“Monthly Severance Amount” shall mean Participant’s Monthly Base Salary.

3.	The reference in Section 9 of your Participation and Restrictive Covenant Agreement to the continued applicability of the equity acceleration related provisions in the “letter agreement” (as such term is defined therein) relating to treatment of equity awards shall be removed in its entirety.

4.	The entirety of the section of the Letter Agreement titled “Change in Control Severance Benefits” shall no longer have any effect, including but not limited to the 400% Vesting Provision. For the avoidance of doubt, no equity award granted to you by the Company shall be eligible for accelerated vesting at 400%, including upon the closing of the Potential Transaction or at any time thereafter, and any equity vesting that you shall receive in connection with the closing of the Potential Transaction or a termination of employment thereafter shall be determined in accordance with the definitive transaction document relating to the Potential Transaction.

Except with respect to the amendments described herein, all terms of the Executive Severance Plan and your Participation and Restrictive Covenant Agreement shall continue to apply without modification.

To confirm your understanding of and agreement to the foregoing, please sign below and return one duplicate original of this letter to Christina Flint. You should keep the other duplicate original for your records.

Sincerely,

Diplomat Pharmacy, Inc.

By:	/s/Benjamin Wolin
Name: Benjamin Wolin
Title: Independent Lead Director

I understand and agree to the terms of the foregoing.

By:	/s/Brian Griffin
Brian Griffin

Date:	December 3, 2019